EXHIBIT 99.1
                                                                    ------------

COMMODORE
                                  NEWS RELEASE



For release:  Immediate
Contact: James M. DeAngelis -   (703) 567-3608
         Melissa C. Berkowitz -  (212) 308-5800

Commodore Applied Technologies, Inc.
        o  Reports Second Quarter 2002 Results
        o  Reaches Settlement With Dispute Resolution Management


         ALEXANDRIA, VA - August 21, 2002 - Commodore Applied Technologies, Inc. (AMEX: CXI), today announced financial results for the three and six months ended June 30, 2002 (see table below).

              Commodore Applied Technologies, Inc. and Subsidiaries
                Condensed, Consolidated Statements of Operations
            (Unaudited - dollars in thousands, except per share data)

                                                  Three Months  Ended                      Six Months  Ended
                                                          June  30,                              June  30,
                                                    2002            2001                 2002               2001
                                                    ----            ----                 ----               ----

Revenues*                                          $1,190          $1,159               $2,277             $2,484

Income (Loss) from Continuing Operations            $60            ($588)               ($516)            ($1,336)

Loss from Discontinued Operations**               ($4,752)         ($224)              ($4,802)            ($125)

Net Loss                                          ($4,692)         ($812)              ($5,318)           ($1,461)

Net Loss Per Share -Basic and Diluted from
Continuing Operations                              $0.00          ($0.01)               ($0.01)           ($0.03)

Net Loss Per Share -Basic and Diluted from
Discontinued Operations                           ($0.08)         ($0.01)               ($0.08)            $0.00

Net Loss Per Share - Basic and Diluted            ($0.08)         ($0.02)               ($0.09)           ($0.03)
Weighted Average Number of Shares

Outstanding                                        57,645          52,807               57,478             51,371


*These amounts are only from continuing operations and do not reflect the revenues of Dispute Resolution Management, Inc. (DRM), which was disposed of effective May 16, 2002. **The Net Loss amounts from discontinued operations for the three and six months periods ended June 30, 2002 include the loss from disposal of discontinued operations of DRM of $4,134,000.

                                     -more-

                                              CXI Reports Second Quarter Results
                                                                 August 21, 2002
                                                                          Page 2

Chairman and CEO, Shelby Brewer, said, "We have achieved in 2Q02 operational cash flow neutrality by cost reductions and by focusing on cash management. Our engineering business enjoyed a good quarter. Our SET operations generated cash at Oak Ridge and our prospects for several major contract awards at Hanford have improved significantly."

On August 16, 2002, the Company received notice that its subsidiary, Commodore Advanced Sciences, Inc., did not obtain a renewal of its engineering services contract with the Denver Regional Water Council of Governments. This contract represents 95% of the Company's revenues for the last two years, after excluding discontinued operations. The Company is evaluating a possible challenge or protest of the award of this contract to a competitor. While the loss of this contract will have a short-term impact, management currently believes that future revenues from SET operations will replace the lost revenues. Brewer stated, "This is a very disappointing outcome, and we will, of course, examine the procurement process that lead to this result."

On August 19, 2002, the Company entered into a settlement agreement with Dispute Resolution Management (DRM) completing the divorce of the two companies. Under terms of the agreement, the Company acknowledged that it had previously received back 4,750,000 shares of its common stock from DRM and its shareholders. In addition, the Company is to receive an additional 1,187,500 shares of its common stock from DRM and issue to DRM 800,000 shares of Series H Preferred Stock for satisfaction of the remaining liabilities relating to the purchase and working capital of DRM. The financial information included in the Form 10Q for the period ending June 30, 2002, reflect the terms of the settlement agreement. As of June 30, 2002, the Company recorded an estimated loss on the disposal of DRM in the amount of $4,134,000.

                                     -more-

                                            CXI Reports  Second Quarter  Results
                                                                 August 21, 2002
                                                                          Page 3

Brewer, said, "With the Company's divorce from DRM, Commodore is able to remove from its liabilities $14.5 million, plus contingent liabilities of another $10 million. This goes a long way toward de-cluttering our balance sheet; a central objective of the company. We are also getting much of the Commodore stock back, which will reduce the number of shares outstanding and in the public float. In addition `imputed interest' and `goodwill' effects related to the above liabilities are removed from our income statements." Brewer continued, "The expectations of the DRM acquisition never materialized, so the separation from this distraction will allow us to fully concentrate on our core business fundamentals."

Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies, Commodore Advanced Sciences and a joint venture, Nuvoset, LLC. The Commodore companies provide technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The  factors  that may cause  Commodore's  actual  results  to  differ  from its forward-looking statements: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.


                                      ###